As filed with the Securities and Exchange Commission on November 19, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JinkoSolar Holding Co., Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Jinke Road

Shangrao Economic Development Zone

Jiangxi Province, 334100

People’s Republic of China

(86-793) 846-9699

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JinkoSolar Holding Co., Ltd.

2009 Long Term Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Clemens

Baker & McKenzie LLP

Suite 3401, China World Tower 2

China World Trade Center

1 Jianguomenwai Avenue

Beijing, 100004, PRC

(86-10) 6535-3971

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, $0.00002 par value per share (3) Ordinary Shares, $0.00002 par value per share (3)	4,272,130 3,052,992	US$2.08 US$6.37	US$8,886,030.40 US$19,447,559.04	— —
Total	7,325,122	—	US$28,333,589.44	US$2,020.19

(1)	Represents ordinary shares issuable pursuant to awards (including the exercise of any options granted) under the JinkoSolar Holding Co., Ltd. 2009 Long Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)	Pursuant to Rule 457 (c) and 457 (h) (1) under the Securities Act, the proposed maximum aggregate offering price is calculated as the sum of (i) 4,272,130 ordinary shares issuable upon the exercise of outstanding options multiplied by the exercise price of US$2.0800 per share, which is equal to an aggregate offering price of US$8,886,030.4 and (ii) the remaining 3,052,992 ordinary shares reserved under the Plan multiplied by the average of the high and low prices for the Registrant’s American Depositary Shares, or ADSs, as quoted on the New York Stock Exchange on November 18, 2010 or US$25.48 per ADS, which is equal to an aggregate offering price of approximately US$19,447,559.04.
(3)	These shares may be represented by the Registrant’s ADSs. Each ADS represents four ordinary shares. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-164523).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in this item will be sent or given to employees, directors or others as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.	Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this item will be sent or given to employees, directors or others as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by JinkoSolar Holding Co., Ltd. (the “Registrant”) under the Securities Act with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s prospectus filed pursuant to Rule 424(b) of the Securities Act with the Commission on November 5, 2010 (the “Prospectus”); and

(b) The description of the Registrant’s ordinary shares and American depositary shares contained in its Registration Statement on Form 8-A (File No. 001-34615), as amended, originally filed with the Commission on January 27, 2010 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” and the description of the Registrant’s American depositary shares set forth under “Description of American Depositary Shares” in the Registrant’s registration statement on Form F-1 (File No. 333-164432), as amended, originally filed with the Commission on January 20, 2010.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s articles of association provide that the Registrant’s directors and officers shall be indemnified from and against all actions, costs, charges, losses, damages and expenses which they shall or may incur or sustain or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The following is a list of exhibits filed as part of, or incorporated by reference into, this Registration Statement.

Exhibit No.	Description

5.1*	Opinion of Maples and Calder.

10.1	JinkoSolar Holding Co., Ltd. 2009 Long Term Incentive Plan, amended and restated as of January 25, 2010 (incorporated by reference to Exhibit 10.1 to the Registrant’s registration statement on Form F-1 originally filed with the Commission on January 20, 2010 (File No. 333-164432)).

23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company.

23.2*	Consent of Maples and Calder (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

*	Filed herewith.

Item 9.	Undertakings

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report filed on Form 20-F pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jiangxi Province, People’s Republic of China, on November 19, 2010.

JinkoSolar Holding Co., Ltd.

By:	/S/ KANGPING CHEN
Name:	Kangping Chen
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kangping Chen and Longgen Zhang, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all post effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that all said attorneys-in-fact and agents or any one of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ XIANDE LI	Chairman	November 19, 2010
Xiande Li

/S/ KANGPING CHEN	Director and Chief Executive Officer (principal executive officer)	November 19, 2010
Kangping Chen

/S/ XIANHUA LI	Director and Vice President	November 19, 2010
Xianhua Li

/S/ LONGGEN ZHANG	Chief Financial Officer (principal financial and accounting officer)	November 19, 2010
Longgen Zhang

/S/ WING KEONG SIEW	Director	November 19, 2010
Wing Keong Siew

/S/ HAITAO JIN	Director	November 19, 2010
Haitao Jin

/S/ ZIBIN LI	Director	November 19, 2010
Zibin Li

/S/ STEVEN MARKSCHEID	Director	November 19, 2010
Steven Markscheid

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement or amendment thereto in Newark, Delaware, on November 19, 2010.

PUGLISI & ASSOCIATES

/S/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Document

5.1*	Opinion of Maples and Calder.

10.1	JinkoSolar Holding Co., Ltd. 2009 Long Term Incentive Plan, amended and restated as of January 25, 2010 (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 originally filed with the Commission on January 20, 2010 (Registration No. 333-164432)).

23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company.

23.2*	Consent of Maples and Calder (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

*	Filed herewith.